EXHIBIT 21.1

SUBSIDIARIES – As of December 31, 2004

1.	Hillman Group Capital Trust
Organized in the State of Delaware

2.	Hillman Investment Company
Incorporated in the State of Delaware

3.	The Hillman Group, Inc.
Incorporated in the State of Delaware

a.	SunSource Technology Services, L.L.C.
Formed under the laws of the State of Delaware

b.	SunSource Integrated Services de Mexico S.A. de C.V.
Incorporated in Ciudad de Mexico, Mexico

c.	SunSub C, Inc.
Incorporated in the State of Delaware

i.	SunSub Holdings L.L.C.
Formed under the laws of the State of Delaware

d.	The Hillman Group Canada, Ltd.
Incorporated in the Province of Ontario, Canada